CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - DECEMBER 2008
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (22,329.084 units) at November 30, 2008           $ 36,153,328
Additions of 46.955 units on December 31, 2008                         76,630
Redemptions of (417.917) units on December 31, 2008                   (682,036)
Offering Costs                                                         (27,416)
Net Income - December 2008                                             314,977
                                                                 -------------

Net Asset Value (21,958.122 units) at December 31, 2008          $  35,835,483
                                                                 =============

Net Asset Value per Unit at December 31, 2008                    $    1,631.99
                                                                 =============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                    $      354,403
    Change in unrealized                                              (172,015)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                          (998,084)
    Change in unrealized                                             1,227,902
  Interest income                                                          589
                                                                 -------------

                                                                       412,795
                                                                 -------------

Expenses:
  Brokerage fee                                                         90,809
  Performance fee                                                            0
  Operating expenses                                                     7,009
                                                                 -------------

                                                                        97,818
                                                                 -------------

Net Income (Loss) - December 2008                                $     314,977
                                                                 =============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on December 31, 2008                      $  1,631.99

Net Asset Value per Unit on November 30, 2008                      $  1,619.11

Unit Value Monthly Gain (Loss) %                                      0.80  %

Fund 2008 calendar YTD Gain (Loss) %                                  1.77   %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Positive Return for December Brings 2008 to a Close...

Gains in Foreign Exchange and Fixed Income trading drove December's positive results, with relatively flat performance in Commodities and Stock Indices trading. The Trust made money in Foreign Exchange, primarily in the UK as the British Pound was down roughly 3% while the Euro/Pound was up close to 16%. Both technical and fundamental models recorded gains in Fixed Income for December as central banks continued to lower rates on persistent negative economic data.

The volatility of 2008 financial markets was unprecedented and downright unnerving, and more economic gloom and doom appears to be on the horizon. Campbell did not shoot the lights out in terms of performance in 2008, but we stuck to our knitting and held fast to the notion that diversification by market sector and model style will remain in our clients' best interests, both now and going forward. While other managers contemplate heading "back to the basics," we are already there. Our consistent dedication to trading systematically in liquid markets, our safeguarding of client assets in segregated accounts wherever possible, and our accountability via the ongoing process of independent review of controls and procedures poise us strategically to continue to offer an investment vehicle of choice. We welcome the gathering storm; it presents us with the opportunity to demonstrate our ability to succeed in difficult environments.

Best wishes to you for a Healthy and Stable New Year.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust